EXHIBIT 5
                                                                     ---------




                                 July 15, 1997



Board of Directors
Texas Instruments Incorporated
13500 North Central Expressway
Dallas, Texas  75265

     Re:    Texas Instruments Incorporated
            Registration Statement (Form S-8)

Gentlemen:

     This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission relating to 350,000 shares of common stock of Texas Instruments Incorporated ("TI") to be issued pursuant to awards granted under the Texas Instruments Long-Term Incentive Plan (the "Plan").

     As Senior Vice President, Secretary and General Counsel of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.

     I am pleased to advise that the 350,000 shares of common stock of TI, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

                                    Sincerely,

                                    /s/ RICHARD J. AGNICH

                                    Richard J. Agnich
                                    Senior Vice President, Secretary
                                    and General Counsel